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Computation of Ratios of Earnings to Fixed Charges                 Exhibit 12
The Chase Manhattan Corporation and Subsidiaries


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
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                                                                                                Year Ended December 31,
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($ in millions)                                                                       1994      1993      1992      1991      1990
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
Earnings:
Net Income (Loss)                                                                   $1,205    $  966    $  639    $  520    $ (334)
Less: Cumulative Effect of Change in Accounting Principle*                              --       500        --        --        --
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Net Income (Loss) Before Cumulative Effect of Change
  in Accounting Principle                                                           $1,205    $  466    $  639    $  520    $ (334)
Less: Equity in Undistributed Income (Loss) of Unconsolidated
  Subsidiaries and Associated Companies                                                  7        36        11       (32)      (40)
Income Taxes                                                                           565       265       186       124       203
Fixed Charges Excluding Interest On Deposits                                         2,187     2,670     2,277     1,988     3,190
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Total Earnings, Excluding Interest On Deposits, As Adjusted                          3,950     3,365     3,091     2,664     3,099
Interest On Deposits                                                                 2,326     2,014     2,935     4,374     5,273
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Total Earnings, Including Interest On Deposits, As Adjusted                         $6,276    $5,379    $6,026    $7,038    $8,372
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Fixed Charges:
Interest Expense and Amortization of Debt Discount and Issuance
  Costs, Excluding Interest On Deposits                                             $2,119    $2,591    $2,205    $1,920    $3,115
One-Third of Net Rental Expenses                                                        68        79        72        68        75
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Total Fixed Charges For Ratio, Excluding Interest On Deposits                        2,187     2,670     2,277     1,988     3,190
Interest On Deposits                                                                 2,326     2,014     2,935     4,374     5,273
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Total Fixed Charges For Ratio, Including Interest On Deposits                       $4,513    $4,684    $5,212    $6,362    $8,463
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Ratio Of Earnings To Fixed Charges:
Excluding Interest On Deposits                                                        1.8x      1.3x      1.4x      1.3x        **
Including Interest On Deposits                                                        1.4x      1.1x      1.2x      1.1x        **
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
 *Represents the cumulative effect of change in accounting principle relating to the adoption of SFAS 109 ("Accounting for Income
  Taxes") in the first quarter of 1993.
**For the year ended December 31, 1990, earnings did not cover fixed charges by $91 million primarily as a result of large additions to the Reserve for Possible Credit Losses and special charges.

For purposes of computing the consolidated ratios, earnings represent net income (loss) plus applicable income taxes and fixed charges, less cumulative effect of change in accounting principle (for the year ended December 31, 1993) and equity in undistributed earnings (losses) of unconsolidated subsidiaries and associated companies. Fixed charges represent interest expense (exclusive of interest on deposits in one case and inclusive of such interest in the other), amortization of debt discount and issuance costs and one-third (the amount deemed to represent an interest factor) of net rental expense.
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